UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2017

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers.

On August 1, 2017, Norwegian Cruise Line Holdings Ltd. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Mr. Frank J. Del Rio to amend his existing employment agreement, originally dated June 5, 2014 and subsequently amended by letter agreements dated September 2, 2014 and August 4, 2015 (the “Employment Agreement”). The key terms of the Letter Agreement are summarized below.

Continuation of Employment. Mr. Del Rio’s term of employment as the Company’s President and Chief Executive Officer is extended to December 31, 2020.

Waiver of Gross-up Payment. Mr. Del Rio’s original employment agreement, dated June 5, 2014, which was in place prior to his becoming President and Chief Executive Officer of the Company, entitled him to a “gross-up” payment for any excise taxes that might have become payable in connection with a change in control of the Company pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. The Letter Agreement provides that Mr. Del Rio is no longer entitled to any such “gross-up” payment.

Restricted Share Unit Awards. The Letter Agreement entitles Mr. Del Rio to annual restricted share unit awards (“RSUs”) through the term of his employment that have a grant date value of not less than $7,500,000, with such actual target number of RSUs being determined by multiplying the number of RSUs by the closing price of an ordinary share of the Company on the applicable date of grant. At least 60% of each such grant will be required to be subject to performance-based vesting requirements that will be determined by the Company’s Compensation Committee.

2017 RSU Award. In satisfaction of his award for 2017, Mr. Del Rio was granted an RSU award which consisted 60% of performance-based RSUs. Mr. Del Rio was awarded 52,715 RSUs that are subject to time-based vesting requirements and will become vested ratably on each of August 1, 2018, March 1, 2019, and March 1, 2020, in each case subject to Mr. Del Rio’s continued employment through the applicable vesting date. Mr. Del Rio was also awarded a target number of 79,073 performance-based RSUs that are subject to an adjusted return on invested capital target for 2018, adjusted earnings per share growth targets for 2017 and 2018, and also subject to a time-based vesting requirement through March 1, 2020. The exact number of shares delivered in satisfaction of the performance-based RSUs will be determined based on the satisfaction of the predetermined performance conditions.

Treatment of RSUs upon Certain Terminations. The Letter Agreement provides that if the Company terminates Mr. Del Rio’s employment without “cause,” if Mr. Del Rio terminates his employment for “good reason,” or if Mr. Del Rio’s employment terminates by reason of the expiration of the term of the Letter Agreement or his death or disability (as these terms are defined in the Employment Agreement), all then outstanding, unvested RSUs subject only to time-based vesting requirements that were awarded during and after 2017 will vest in full, and any outstanding, unvested performance-based RSUs that were awarded during and after 2017 will continue to remain outstanding as if Mr. Del Rio were still employed until the performance period is complete, will remain subject to all of the applicable performance conditions and will vest in full at the time, if any, that the performance conditions are satisfied.

Severance Provision. On the expiration of the term of the Letter Agreement on December 31, 2020, or earlier if the Company terminates Mr. Del Rio’s employment without “cause,” if Mr. Del Rio terminates his employment for “good reason,” or if Mr. Del Rio’s employment terminates by reason of his death or disability (as these terms are defined in the Employment Agreement) prior to December 31, 2020, Mr. Del Rio will receive a severance payment equal to the sum of 2.25 times his annualized base salary, target annual cash bonus and certain benefits at the rates in effect on August 1, 2017. Mr. Del Rio will also be entitled to a pro-rata portion of any annual cash bonus for the year his employment terminates earned based on actual performance and continued healthcare coverage for two years following a termination of his employment if his employment terminates on December 31, 2020, or is earlier terminated by the company without “cause” or by Mr. Del Rio for “good reason.”

Except as described herein, the material terms of Mr. Del Rio’s Employment Agreement remain unchanged. Mr. Del Rio’s original employment agreement, the September 2, 2014 amendment and the August 4, 2015 amendment are filed as Exhibits 10.38, 10.39 and 10.40 to the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on February 27, 2017 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Norwegian Cruise Line Holdings Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 3rd day of August, 2017.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Daniel S. Farkas
Daniel S. Farkas
Senior Vice President, General Counsel
and Assistant Secretary